CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Stock Participation Accreting Redemption Quarterly-pay Securities due 2008	$6,722,194.50	$206.37

October 2007	Pricing Supplement No. 393
Registration Statement No. 333-131266
Dated October 24, 2007
Filed pursuant to Rule 424(b)(2)
Structured Investments
Opportunities in Equities
15% SPARQS®
Mandatorily Exchangeable for Common Stock of Research In Motion Limited
Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM
The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 15% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of Research In Motion Limited common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning on May 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.
FINAL TERMS
Issuer:		Morgan Stanley
Maturity date:		November 20, 2008
Underlying stock:		Research In Motion Limited common stock (“RIMM Stock”)
Aggregate principal amount:		$6,722,194.50
Coupon:		15% per annum, payable quarterly beginning February 20, 2008
Exchange at maturity:		At maturity, unless previously called by the issuer, each SPARQS will be exchanged into RIMM Stock at the exchange ratio.
Exchange ratio:		1.0, subject to adjustment for certain corporate events.
Issuer call right:
Beginning on May 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:		24% per annum on the stated principal amount.
First call date:		May 20, 2008
Call notice date:		If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.
Final call notice date:		November 10, 2008
Stated principal amount:		$123.90 per SPARQS
Issue price:		$123.90 per SPARQS (see “Commissions and issue price” below).
Pricing date:		October 24, 2007
Original issue date:		October 31, 2007 (5 business days after the pricing date)
CUSIP:		617475538
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per SPARQS	$123.90	$2.0134	$121.8866
	Total	$6,722,194.50	$109,237.02	$6,612,957.48
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of SPARQS purchased by that investor.  The lowest price payable by an investor is 99.50% of the stated principal amount per SPARQS.  Please see “Syndicate Information” on page  for further details.

(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for SPARQS.

The SPARQS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006
Prospectus dated January 25, 2006

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Fact Sheet

The SPARQS offered are senior unsecured obligations of Morgan Stanley, will pay 15% interest per year and will have the terms described in the prospectus supplement for SPARQS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, the SPARQS will pay a number of shares of Research In Motion Limited common stock, subject to the issuer’s right to call the SPARQS for cash at any time beginning May 20, 2008.  The SPARQS do not guarantee any return of principal at maturity.  The SPARQS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Key Dates

Pricing date:	Original issue date (settlement date):	Maturity date:

October 24, 2007	October 31, 2007 (5 business days after the pricing date)	November 20, 2008, subject to postponement due to a market disruption event

Key Terms

Issuer:	Morgan Stanley

Underlying stock:	Research In Motion Limited common stock (“RIMM Stock”)

Coupon:	15% per annum, payable quarterly beginning February 20, 2008.

Issue price:	$123.90 per SPARQS, which is equal to the closing price of one share of RIMM Stock on the pricing date times the exchange ratio as of the pricing date. Please see “Syndicate Information” below.

Stated principal amount:	$123.90 per SPARQS, which is equal to the closing price of one share of RIMM Stock on the pricing date times the exchange ratio as of the pricing date.

Denominations:	$123.90 and integral multiples thereof.

Interest payment dates:	February 20, 2008, May 20, 2008, August 20, 2008 and the maturity date.

Exchange at maturity:	At maturity, unless previously called by the issuer, each SPARQS will be exchanged into RIMM Stock at the exchange ratio.

Exchange ratio:	1.0, subject to adjustment for certain corporate events.

Issuer call right:
Beginning on May 20, 2008, the issuer may call the SPARQS for a cash call price that, together with coupons paid from the original issue date through the call date, implies an annualized rate of return on the stated principal amount equal to the yield to call.

Yield to call:	24% per annum on the stated principal amount.

First call date:	May 20, 2008

Call notice date:	If the issuer calls the SPARQS, at least 10 but not more than 30 calendar days notice will be given before the call date specified in the notice.

Final call notice date:	November 10, 2008

Postponement of maturity date:
If the final call notice date is postponed because it is not a trading day or due to a market disruption event and the issuer elects to call the SPARQS, the scheduled maturity date will be postponed so that the maturity date will be the tenth calendar day following the final call notice date.

Risk factors:	Please see “Risk Factors” on page 7.

October 2007	Page 2

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

General Information

Listing:	The securities will not be listed on any securities exchange.

CUSIP:	617475538

Minimum ticketing size:	25 SPARQS

Tax considerations:
The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.  Pursuant to the terms of the SPARQS and subject to the discussion in the accompanying prospectus supplement for SPARQS under “United States Federal Taxation,” you agree with the issuer to treat a SPARQS as a unit consisting of (i) a terminable forward contract and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the terminable forward contract.  We have determined that the Yield on the Deposit is 4.5944% per annum, compounded quarterly, and that the remainder of the stated interest payments on the SPARQS is attributable to the Contract Fees, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Treatment of the SPARQS.”

However, neither this summary nor the section of the accompanying prospectus supplement for SPARQS called “United States Federal Taxation — Tax Treatment of the SPARQS” address the U.S. federal income tax consequences of the ownership or disposition of the RIMM Stock should a holder receive RIMM Stock at maturity.  In addition, neither we nor our counsel have undertaken to ascertain whether the issuer of the RIMM Stock would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”).  Thus, this summary does not address any U.S. federal income tax consequences to a U.S. investor, including the possible application either of the PFIC rules under Sections 1291 - 1298 or of the “constructive ownership” rule under Section 1260 of the Code, if the issuer of the RIMM Stock were to be treated as a PFIC.  Investors should consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in and ownership of the SPARQS.

Assuming the characterization of the SPARQS as set forth above is respected, the following U.S. federal income tax consequences would result.  The portion of the stated interest payment on the SPARQS that is attributable to the deposit will be taxable to a U.S. Holder as ordinary interest income.  The issuer will treat the portion of the stated interest payment that is attributable to the terminable forward contract as ordinary income.  Based on the tax treatment described above, upon sale, exchange or redemption of the SPARQS solely for cash, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the issue price.  Upon physical settlement of the terminable forward contract at maturity, a U.S. Holder generally will not recognize any gain or loss with respect to the RIMM Stock received and will have a tax basis in the RIMM Stock received equal to the issue price.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS concerning the U.S. federal income tax consequences of investing in the SPARQS.

Notwithstanding the foregoing, any stated interest payments on the SPARQS made to Non-U.S. Holders (as defined in the accompanying prospectus supplement for SPARQS) will generally be withheld upon at a rate of 30%.   See the section called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for SPARQS.  Non-U.S. Holders should also note that the discussion in the accompanying prospectus supplement for SPARQS does not address the tax consequences to Non-U.S. Holders for whom income or gain in respect of the SPARQS is effectively connected with the conduct of a trade or business in the United States.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)

Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Use of proceeds and hedging:
The net proceeds we receive from the sale of the SPARQS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the SPARQS through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the SPARQS by taking positions in RIMM Stock and in options contracts on RIMM Stock listed on major securities markets.  Such purchase activity could have increased the price of RIMM Stock, and, accordingly, could have increased the issue price of the SPARQS, and therefore, the price at which RIMM Stock must close before you would receive for each SPARQS at maturity an amount of common stock worth as much as or more than the stated principal amount of the SPARQS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for SPARQS.

ERISA:	See “ERISA” in the prospectus supplement for SPARQS.

October 2007	Page 3

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue Price of SPARQS	Selling Concession	Principal Amount of SPARQS for any single investor
100%	1.625%	<$999K
99.75%	1.375%	$1MM-$2.99MM
99.625%	1.250%	$3MM-$4.99MM
99.50%	1.125%	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the SPARQS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the SPARQS.  We encourage you to read the accompanying prospectus supplement for SPARQS and prospectus related to this offering.

October 2007	Page 4

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Hypothetical Call Price Calculations

The following tables set forth sample values based on calculations of the call price for hypothetical call dates as indicated based on the following terms:

Original issue date:	October 31, 2007

Interest payment dates:	February 20, 2008, May 20, 2008, August 20, 2008 and the maturity date.

Yield to call:	24% per annum (computed on the basis of a 360-day year of twelve 30-day months)

Stated principal amount:	$123.90 per SPARQS

Interest rate:	15% per annum

Discount factor:	1 / 1.24[x], where x is the number of years from the original issue date to, and including, the applicable call date.

The call price with respect to any call date is an amount of cash per SPARQS such that the sum of the present values of all cash flows on each SPARQS to, and including, the call date (i.e., the call price and all of the interest payments and accrued interest on each SPARQS), discounted to the original issue date at the applicable discount factor, equals the stated principal amount.  The discount factor is based on the yield to call rate of 24% per annum and the number of years (or fraction of a year) from the original issue date to, and including, the applicable call date.

Each of the call price and total amount received calculations below are based upon the terms set forth above and the sample call dates as indicated.  The actual amount you will receive if the issuer calls the SPARQS will depend upon the actual terms of the SPARQS and the actual call date.

Call on May 20, 2008 (first call date)

Call price received:                                                                $128.9888

Total amount received over the term of the SPARQS:         $139.3139

Call on June 30, 2008 (random interim call date)

Call price received:                                                                $130.0443

Total amount received over the term of the SPARQS:         $142.4344

Call on November 20, 2008 (maturity date)

Call price received:                                                                $134.0870

Total amount received over the term of the SPARQS:         $153.7047

The table on the following page sets forth a more detailed sample calculation of the call price for a hypothetical call date of May 20, 2008 based upon the terms set forth above.

October 2007	Page 5

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Hypothetical Call Price Calculations (continued)

The call price in the hypothetical example shown below is determined as follows:

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The known cash flows on the SPARQS (i.e., the interest payments) are discounted to their present value on the original issue date at the applicable discount factor.  The sum of these present values equals the present value on the original issue date of all of the interest payments payable on the SPARQS to, and including, the applicable call date.

–	For example, the present value of all of the interest payments for the hypothetical call date of May 20, 2008 is $9.4405 ($5.3176 + $4.1229).

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Since the present value of all payments on the SPARQS to, and including, the call date (i.e., the call price and all of the interest payment on each SPARQS) must equal the stated principal amount, the issuer can determine the present value of the applicable call price by subtracting the sum of the present values of the interest payments from the stated principal amount.

–	For example, for the hypothetical call date of May 20, 2008, the present value of the call price is $114.4595 ($123.9000 - $9.4405).

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The call price is then derived by determining the amount that, when discounted to the original issue date from the applicable call date at the applicable discount factor, equals the present value of the call price.

–
For the hypothetical call date of May 20, 2008, the call price is therefore $128.9888, which is the amount that, if paid on May 20, 2008, has a present value on the original issue date of $114.4595, based on the applicable discount factor.

The call price calculated in the following table is based upon the terms set forth above and the sample call date of May 20, 2008. The actual amount you will receive, if the issuer calls the SPARQS, will depend upon the actual terms of the SPARQS and the actual call date.

	Issue Price Paid	Interest Payments Received	Accrued but Unpaid Interest Received on Call Date	Call Price Received[1]	Total Cash Received on Payment Date	Days from Original Issue Date[2]	Years from Original Issue Date (Days2/360)	Discount Factor at Yield to Call[3]	Present Value at Original Issue Date of Cash Received on Payment Date at Yield to Call
October 31, 2007	($123.90)					0	.00000	100.000%
February 20, 2008		$5.6788			$5.6788	110	0.30556	93.639%	$5.3176
Call date (May 20, 2008)			$4.6463		$4.6463	200	0.55556	88.736%	$4.1229
Call date (May 20, 2008)				$128.9888	$128.9888	200	0.55556	88.736%	$114.4595
Total amount received on the call date: $133.6351
Total amount received over the term of the SPARQS: $139.3139

1   The call price of $128.9888 is the dollar amount that has a present value of $114.4595, which has been discounted to the original issue date from the call date at the yield to call rate of 24% so that the sum of the present values of all of the interest payments on the SPARQS and the present value of the call price is equal to the stated principal amount of $123.90 per SPARQS.
2   Based upon a 360-day year of twelve 30-day months.
3   Discount factor = 1 / 1.24x, where x is years from original issue date to, and including, the applicable payment date.

October 2007	Page 6

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Risk Factors

The SPARQS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the SPARQS.  Accordingly, investors should consult their own investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the SPARQS and the suitability of such SPARQS in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key considerations for investors in the SPARQS.  For a complete list of considerations and risk factors, you should read the section entitled “Risk Factors” beginning on page S-7 of the prospectus supplement for SPARQS.

Structure Specific Risk Factors

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No guaranteed return of principal.  If, at maturity, the closing price of RIMM Stock has declined from the closing price on the pricing date, and the issuer has not called the SPARQS, the payout at maturity will be less than the stated principal amount of the SPARQS.

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The return on the SPARQS is limited by the issuer’s call right.  The return you realize on the SPARQS is limited by the issuer’s call right.  The issuer may call the SPARQS at any time beginning May 20, 2008, including at maturity, for the cash call price, which will be calculated based on the call date.  The call price will be an amount of cash per SPARQS that, together with all of the interest paid on the SPARQS to and including the call date, gives you a yield to call of 24% per annum on the stated principal amount of each SPARQS from, and including, the date of issuance to, but excluding, the call date.  You should not expect to obtain a total yield (including interest payments) of more than 24% per annum on the stated principal amount of the SPARQS to the call date.

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Market price influenced by many unpredictable factors.  Several factors will influence the value of the SPARQS in the secondary market.  It is expected that generally the trading price of RIMM Stock on any day will affect the value of the SPARQS more than any other single factor.  However, because of the issuer’s call right, the SPARQS may trade differently from RIMM Stock.  Other factors that may influence the value of the SPARQS include: the volatility of RIMM Stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates, time remaining until the issuer can call the SPARQS and until the SPARQS mature, the dividend rate on RIMM Stock, the issuer’s creditworthiness and the occurrence of certain events affecting Research In Motion Limited that may or may not require an adjustment to the exchange ratio.

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The RIMM SPARQS are subject to currency exchange rate risk.  The common shares of RIMM are quoted and traded in U.S. dollars on the NASDAQ Stock Market LLC (the “NASDAQ”) and in Canadian dollars on the Toronto Stock Exchange.  The RIMM SPARQS are linked to the common shares quoted and traded in U.S. dollars on the NASDAQ, which may trade differently from the common shares quoted and traded in Canadian dollars on the Toronto Stock Exchange.  In addition, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common shares in the two different currencies and, as a result, will likely affect the market price of the common shares trading on the NASDAQ.  These trading differences and currency exchange fluctuations may affect the market value of the SPARQS and whether the price of shares of RIMM fall below the acceleration trigger price of $2.00 per share and therefore whether a price event acceleration of the maturity of the SPARQS occurs.

October 2007	Page 7

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future.  Previous fluctuations or periods of relative stability in the exchange rate of the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the RevCons.  The exchange rate between the Canadian dollar and the U.S. dollar is the result of the supply of, and the demand for, those currencies.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada, the United States and other jurisdictions important to international trade and finance.  See “Currency Exchange Information” below.

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Maturity date of the SPARQS may be accelerated. The maturity of the SPARQS will be accelerated if (i) the closing price of RIMM Stock on any two consecutive trading days is less than (x) $2.00 times (y) the exchange ratio on the original issue date or (ii) there is an event of default with respect to the SPARQS.  The amount payable to you, if the maturity of the SPARQS is accelerated, will differ depending on the reason for the acceleration and may be substantially less than the principal amount of the SPARQS.

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No shareholder rights.  Investing in SPARQS is not equivalent to investing in RIMM Stock.  As an investor in the SPARQS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to RIMM Stock.

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The SPARQS may become exchangeable into the common stock of companies other than Research In Motion Limited.  Following certain corporate events relating to RIMM Stock, you will receive, at maturity, either the common stock of three companies in the same industry group as Research In Motion Limited in lieu of, or in addition to, RIMM Stock or the common stock of a successor corporation to Research In Motion Limited.  For these SPARQS, the three companies would be selected from the NASDAQ-100 Index®.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the SPARQS.

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Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting RIMM Stock, other corporate events may occur (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of RIMM Stock payable at maturity, the market price of the SPARQS may be materially and adversely affected.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase SPARQS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the SPARQS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the SPARQS.

October 2007	Page 8

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

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The U.S. federal income tax consequences of an investment in the SPARQS are uncertain.  There is no direct legal authority as to the proper tax treatment of the SPARQS, and the issuer’s counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for SPARQS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the SPARQS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the SPARQS, the timing and character of income on the SPARQS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the SPARQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the  accompanying prospectus supplement for SPARQS.

Other Risk Factors

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Secondary trading may be limited.  There may be little or no secondary market for the SPARQS.  Because it is not possible to predict whether the market for the SPARQS will be liquid or illiquid, you should be willing to hold your SPARQS to maturity.

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No affiliation with Research In Motion Limited.  Research In Motion Limited is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the SPARQS.  The issuer has not made any due diligence inquiry with respect to Research In Motion Limited in connection with this offering.

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Potential adverse economic interest of the calculation agent.  The economic interest of the calculation agent and other affiliates of ours that will carry out hedging activities related to the SPARQS, or that trade RIMM Stock on a regular basis, are potentially adverse to your interests as an investor in the SPARQS.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and during the term of the SPARQS could have adversely affected the price of RIMM Stock on the pricing date and could adversely affect the price of RIMM Stock at maturity and, as a result, could decrease the value of the payment you receive on the SPARQS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have potentially affected the price of RIMM Stock and, accordingly, could have increased the issue price of the SPARQS and, therefore, the price at which RIMM Stock must close before you would receive at maturity an amount of RIMM Stock worth as much as or more than the issue price of the SPARQS.  Additionally, such hedging or trading activities during the term of the SPARQS could adversely affect the price of RIMM Stock at maturity and, accordingly, if the issuer has not called the SPARQS, the value of RIMM Stock, or in certain circumstances cash, you will receive at maturity, including upon an acceleration event.

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Morgan Stanley may engage in business with or involving Research In Motion Limited without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with Research In Motion Limited without regard to your interests, and thus may acquire non-public information about Research In Motion Limited.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to Research In Motion Limited, which may or may not recommend that investors buy or hold RIMM Stock.

October 2007	Page 9

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Information about the Underlying Stock

Research In Motion Limited.  Research In Motion Limited (NASDAQ: RIMM) is a designer, manufacturer and marketer of mobile communications products.

RIMM Stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by Research In Motion Limited pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to Securities and Exchange Commission file number 000-29898 through the Securities and Exchange Commission’s website at http://www.sec.gov.  Additional information regarding Research In Motion Limited may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for SPARQS.

This pricing supplement relates only to the SPARQS offered hereby and does not relate to RIMM Stock or other securities of Research In Motion Limited.  The issuer has derived all disclosures contained in this pricing supplement regarding Research In Motion Limited from the publicly available documents described in the preceding paragraph.  In connection with the offering of the SPARQS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Research In Motion Limited.  Neither the issuer nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Research In Motion Limited is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of RIMM Stock.

October 2007	Page 10

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Historical Information

The following table presents the published high and low closing prices of RIMM Stock for 2004, 2005, 2006 and 2007 through October 24, 2007.  The closing price of RIMM Stock on October 24, 2007 was $123.90.  The associated graph shows the closing prices for RIMM Stock for each day over the 13-month period from September 24, 2006 to October 24, 2007.  The issuer obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of RIMM Stock as an indication of future performance.

(CUSIP 760975102)	High	Low	Dividends
2004
First Quarter	16.8067	11.5400	-
Second Quarter	22.8167	14.5167	-
Third Quarter	25.6600	17.7633	-
Fourth Quarter	31.3200	24.6000	-
2005
First Quarter	27.7100	20.2100	-
Second Quarter	27.9400	21.2000	-
Third Quarter	27.1967	22.6667	-
Fourth Quarter	22.7667	19.1334	-
2006
First Quarter	29.5700	21.4167	-
Second Quarter	28.7600	20.6800	-
Third Quarter	34.2167	20.7933	-
Fourth Quarter	47.1867	33.3367	-
2007
First Quarter	48.9233	40.4000	-
Second Quarter	66.6633	43.7567	-
Third Quarter	99.8600	65.9167	-
Fourth Quarter (through October 24, 2007)	124.5300	96.2600	-

Historical prices with respect to RIMM Stock have been adjusted for a three-for-one stock split that was effected on August 20, 2007 and for a two-for-one stock split that was effected on June 6, 2004.  The issuer makes no representation as to the amount of dividends, if any, that Research In Motion Limited will pay in the future.  In any event, as an investor in the SPARQS, you will not be entitled to receive dividends, if any, that may be payable on RIMM Stock.

October 2007	Page 11

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Currency Exchange Information

The following table sets forth the high, low and period-ending U.S. dollar/Canadian dollar exchange rates for each quarter from January 1, 2002 through October 24, 2007.  We obtained the exchange rates listed below from Bloomberg Financial Markets and we believe such information to be accurate.  The historical exchange rates for the Canadian dollar should not be taken as an indication of future performance.

Canadian dollar Historical High, Low and Period End Exchange Rates January 1, 2002 through October 24, 2007 (expressed as units of Canadian dollar per U.S. dollar)
Canadian dollar	High	Low	Period End
2002
First Quarter	1.6135	1.5772	1.5949
Second Quarter	1.5998	1.5115	1.5173
Third Quarter	1.5972	1.5123	1.5868
Fourth Quarter	1.5967	1.5480	1.5718
2003
First Quarter	1.5766	1.4634	1.4672
Second Quarter	1.4773	1.3342	1.3467
Third Quarter	1.4166	1.3368	1.3521
Fourth Quarter	1.3470	1.2931	1.2970
2004
First Quarter	1.3427	1.2716	1.3093
Second Quarter	1.3967	1.3073	1.3328
Third Quarter	1.3331	1.2613	1.2613
Fourth Quarter	1.2717	1.1774	1.2019
2005
First Quarter	1.2553	1.2012	1.2104
Second Quarter	1.2694	1.2143	1.2251
Third Quarter	1.2436	1.1630	1.1630
Fourth Quarter	1.1939	1.1501	1.1620
2006
First Quarter	1.1720	1.1316	1.1686
Second Quarter	1.1710	1.0987	1.1163
Third Quarter	1.1417	1.1037	1.1180
Fourth Quarter	1.1659	1.1153	1.1659
2007
First Quarter	1.1845	1.1540	1.1540
Second Quarter	1.1595	1.0586	1.0654
Third Quarter	1.0786	0.9923	0.9923
Fourth Quarter (through October 24, 2007)	0.9984	0.9666	0.9688

The exchange rates between the Canadian dollar and the U.S. dollar are at any moment a result of the supply and demand for the currencies being compared, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada, the United States and other jurisdictions important to international trade and finance.

October 2007	Page 12

15% SPARQS
Mandatorily Exchangeable for
Common Stock of Research In Motion Limited

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by an amendment No. 1 to prospectus supplement for SPARQS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for SPARQS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for SPARQS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Amendment No. 1 to Prospectus Supplement for SPARQS dated December 21, 2006:

http://www.sec.gov/Archives/edgar/data/895421/000095010306002841/dp04045_424b2.htm

Prospectus dated January 25, 2006:

http://www.sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for SPARQS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Stock Participation Accreting Redemption Quarterly-pay SecuritiesSM” is our service mark and “SPARQS®” is our registered service mark.

October 2007	Page 13